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                           CONSULTING AGREEMENT


     THIS AGREEMENT is made as of September 26, 1996, between IGG
International, Inc., a Nevada corporation (the "Company") and James C. Czirr ("Consultant").

                                 RECITALS:

     A. The Company is engaged in the business of research, development, testing and possible production and/or other distribution of chemical or drug compounds for human therapeutics and plant and agricultural applications.

     B. The Company has retained Consultant in the past and wishes to continue to retain Consultant to provide consulting services on various aspects of the business.

     C. This Agreement is to replace and supersede all prior agreements between Consultant and the Company.

     D. In light of the consulting services Consultant has rendered and will be rendering to the Company, the parties have agreed to protect the Company against competition from Consultant for a limited period of time.

     NOW, THEREFORE, the parties hereby agree as follows:

          1.   Consulting Services.

          (a) This Agreement shall be in effect, and Consultant will continue to be retained by the Company to provide the consultation services described below, until October 24, 1996 (the "Termination Date"), unless earlier terminated for cause as hereinafter provided. This Agreement may be renewed for successive one year terms by the written election of the Company (i) by October 24, 1996 for the first term hereafter, and (ii) thereafter, not less than 5 days prior to the end of a term. Notwithstanding the termination of this Agreement, the parties shall be required to carry out any provisions hereof which expressly contemplate performance by them subsequent to such termination including, without limitation, compliance by Consultant with the covenants set forth in Section 3 below; nor shall termination affect any liability or other obligation which shall have accrued prior to such termination, including but not limited to any liability for loss or damage on account of default.

          (b) While this Agreement shall remain in effect, Consultant shall advise the Company as to appropriate financing structures and alternatives, locate sources of supply and customers for the Company's products, and otherwise consult with the Company with respect to various aspects of the Company's business. Consultant shall devote a minimum of 20 hours per week (with allowance for 2 weeks of vacation time per calendar year) to the performance of his duties under this agreement.





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          (c)  For the services heretofore provided and to be provided by
     Consultant to the Company hereunder, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged (which services and other consideration are acknowledged by the Company and Consultant to have an aggregate value at least equal to the bid price for the Common Stock on the date of this Agreement multiplied by the S-8 Shares, as hereinafter defined, which Consultant is to be issued hereunder), the Company shall compensate Consultant as follows:

                    (i) Within ten (10) days following the date of this Agreement, the Company will issue 45,500 shares (the "S-8 Shares") of the Company's Common Stock to Consultant, such shares to be issued pursuant to the Company's effective registration statement on Form S-8 filed with the United States Securities and Exchange Commission on May 14, 1996 (the "Registration Statement") and pursuant to an option (the "S-8 Shares Option") granted under the Company's 1996 Nonqualifying Stock Option Plan attached to the Registration Statement as Exhibit 10.1 (the "1996 Plan"); provided, however, that Consultant shall first complete, execute and return to the Company a Non-Qualifying Stock Option Agreement and a written notice of election to exercise, each in the form attached as Exhibits to the 1996 Plan. The Company will exercise all possible efforts to maintain in effect a registration statement on Form S-8 in respect of the S-8 Shares permitting the issuance to Consultant hereunder of such shares under the Securities Act and the securities laws of the state of Consultant's residence (Idaho).

                    (ii) Within ten (10) days following the date of this Agreement, the Company will grant Consultant, pursuant to the Agreement between International Gene Group, Inc., Alvarada, Inc. and Consultant dated March 30, 1995, a warrant (the "Warrant"), in form mutually acceptable to Consultant and the Company, to purchase 200,000 shares (the "Restricted Shares") of the Company's Common Stock at a purchase price of $0.10 per share. The Warrant will be exercisable in increments of 50,000 shares or more. Consultant will have "piggy back" registration rights for the Restricted Shares for a period of five (5) years after issuance thereof, subject to customary underwriter's "cut-back" or rationing rights.

          (d) Consultant will bear all expenses he shall incur in the performance of his duties hereunder, without reimbursement by the Company (except as otherwise agreed to in writing by the Company in advance of Consultant's incurring an expense).

          (e) Consultant shall perform his services as an independent contractor of the Company and not as an employee. Consultant hereby acknowledges that he is performing services hereunder solely as an independent contractor and not as an employee of the Company. Consultant acknowledges that he shall have sole responsibility for any and all Federal, state and local employment taxes or related matters. Further, Consultant specifically confirms to the Company that (i) prior to signing this Agreement he has had the opportunity to consult with such legal, tax, financial and other advisors as he has deemed desirable, and to the extent he has desired to do so he has so consulted, (ii) he is aware of and familiar with the financial, legal

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     tax and other ramifications to Consultant as a result of this
     Agreement, (iii) prior to the signing of this Agreement he has had access to and reviewed to his satisfaction the Company's Form 10-Q for the fiscal quarter ended June 30, 1996 and Form 10, Amendment No. 3, filed August 30, 1996, each as filed with the Securities and Exchange Commission (the "SEC"), (iv) he has not received and is not relying on any advice or interpretations provided by either the Company or its counsel in connection with this Agreement, inasmuch as Consultant is aware that the company, its representatives and its counsel are representing the Company's and not Consultant's interests in negotiating and entering into this Agreement, (v) stock acquired by the Consultant hereunder that has not been registered with the SEC on Form S-8 is being acquired for the Consultant's own account for investment and not with a view to the resale of all or any part thereof or any interest therein, and (vi) the terms and general structure of this Agreement are as proposed by Consultant and not the Company or its advisors.

          2. Termination. The Company may terminate this Agreement at any time for cause, as specified below. If Consultant voluntarily terminates this Agreement, or if this Agreement is terminated by the Company for cause as specified below, the Company shall not be obligated to make any payment to Consultant upon or after the termination of this Agreement except for compensation earned as of the date of such termination. The Warrant to be granted by the Company pursuant to Section 1(c)(ii) shall not be subject to the foregoing sentence. The Company shall be deemed to have terminated this Agreement for cause if such termination is the result of the occurrence of one or more of the following:

                    (i) In the event that Consultant is guilty of fraud, dishonesty, embezzlement or theft, or substantial failure to perform his duties hereunder;

                    (ii) In the event that any act occurs which would legally disqualify Consultant from acting hereunder;

                    (iii) In the event that Consultant materially breaches any of the covenants set forth in Section 3 below; or

                    (iv) The death or incompetency of Consultant.

     3. Covenant Not to Compete. Consultant covenants, warrants and agrees that he will not either directly or indirectly:

          (a) while this Agreement remains in effect and for a period of one (1) year after the date of the termination of this Agreement, engage in, or have any interest in or be associated with (whether as an officer, director, shareholder, partner, associate, employee, consultant, owner, lender, investor, financier, member of a limited liability company or otherwise) any corporation, partnership, limited liability company, trust, association, firm or enterprise which is engaged in any business based on carbohydrate chemistry or pertaining to cancer or plant therapeutics (hereinafter referred to collectively as the "Business"), or any facet thereof, anywhere in the world; except that Consultant may invest in any publicly-held corporation engaged in any similar business, if his investment in such corporation does not exceed one (1%) percent in value of the issued and outstanding capital stock of such corporation;

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          (b)  at any time after the date hereof, divert, or by aid of others, do anything which would tend to divert from the Business, any trade or business with any supplier or customer with whom the Company or Consultant had any contact or association connection with the Business, as Consultant acknowledges that the customer and supplier relationships are unique and valuable to the Company;

          (c) at any time after the date hereof, solicit, induce or attempt to induce any employee of the Company to enter into the employ of: (a) Consultant, (b) any entity in which Consultant is an employee or otherwise has a financial interest, or (c) and competitor of the Company; or to solicit, induce, or attempt to induce any person employed by the Company to leave the employment of the Company;

          (d) at any time after the date hereof, use, publish, disseminate, distribute or otherwise disclose any proprietary or confidential information of the Company of whatever kind or nature, including, without limitation, information relating to the Business, trade secrets, licensing or know-how agreements, marketing strategies, manufacturing, production or distribution processes, source of goods and materials, goods and material purchasing, operating and other cost data, inventory control and practices, supplier and/or customer lists and supplier and/or customer contact personnel, terms and conditions of agreements to which the Company is a party, and any other information which is not generally known in the industry.

     4.   Severability of Covenants.

          (a) The parties intend that the covenants of Consultant set forth in Section 3 hereof be deemed a series of separate covenants with respect to the Business, one for each and every political subdivision of each nation or state of a nation to which such covenants apply. Consultant acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects.

          (b) If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion.

          (c) If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form.

          (d) Subject to the provisions of Section 6(c) hereof, Consultant and the Company hereby confer jurisdiction to enforce the covenants upon the courts within the Commonwealth of Massachusetts. If the courts of such jurisdiction holds the covenants, or any part of the covenants, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Consultant and the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

     5. Specific Enforceability. Consultant covenants and agrees that in the event of the violation or attempted violation of any of the covenants set forth in Section 3 hereof, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction without the requirement that the Company post a bond in an action in equity. Consultant acknowledges that the remedy at law for a breach or threatened breach of any of such covenants would be inadequate. Consultant further covenants and agrees that in the event of a violation of any of the covenants set forth in Section 3, in addition to injunctive relief specified in the preceding sentence, the Company shall be entitled to discontinue the payments provided to Consultant in Section 2 above.

     6.   Miscellaneous Enforceability.

          (a) This Agreement shall not be assignable by Consultant. This Agreement shall be assignable by the Company, if the Company shall transfer substantially all of its assets, or the control thereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (b) Consultant agrees to indemnify and hold the Company, its shareholders, officers, directors, and agents, and their successors and assigns, harmless from any and all liability, loss, costs or expenses, including reasonable attorney fees, arising from any claim with respect to any action that Consultant may take under this Agreement, unless such claim results from the willful misconduct, breach of contract or gross negligence on the part of the party seeking indemnification.

          (c) This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Massachusetts. The parties hereby agree that if Consultant shall bring any legal action with respect to any matter relating to this Agreement, such legal action shall be commenced in a United States or state court located within the Commonwealth of Massachusetts, and each of the parties hereto do hereby consent to the jurisdiction of any such court.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one in the same agreement.

          (e) The captions to the paragraphs of this Agreement are for convenience of reference only and shall not be considered in construing this agreement.

     7. Prior Agreements. The parties agree that this Agreement replaces and supersedes in all respects any and all agreements, understandings or other arrangements which may exist between Consultant and any other person or entity affiliated with Consultant, on the one hand, and the Company and any other person or entity affiliated with the Company, on the other hand, prior to the execution hereof, including but not limited to (a) the Agreement dated March 30, 1995 between Consultant and International Gene Group, Inc. and Alvarada, Inc., (b) the Agreement executed on March 29, 1995 between Consultant and International Gene Group, Inc., (c) the Agreement dated March 30, 1995 between Consultant and David Platt and Bradley J. Carver, (d) the fax letter dated October 2, 1995 from Consultant to Messrs. Carver and Platt, (e) the unexecuted draft of a Consulting Agreement dated as of October 1, 1995 between the Company and Consultant, and (f) the unexecuted draft of a Royalty Agreement dated as of October 1, 1995 between the Company and Consultant, all of which are hereby expressly declared terminated and null and void. Any and all consideration to which either party may be entitled prior to the date of this Agreement is hereby waived and deemed no longer due or payable. It is the express intention of the parties hereto that this Agreement be and is the total expression of their understandings, agreements and arrangements as to all matters. Without limiting the scope of the foregoing, the parties hereby release each other of and from any claims or liabilities they may have against each other, known or unknown, as of the date of this Agreement. Notwithstanding the foregoing, if the Company fails to issue the S-8 Shares to Consultant within sixty (60) days after the execution of this Agreement and the satisfaction by Consultant of the requirements of Section 1(c)(i), or fails to issue the Restricted Shares to Consultant within sixty (60) days after the exercise by Consultant of the Restricted Shares Option and the satisfaction of any conditions set forth in the 1996 Plan for the issuance thereof, the agreements described in clauses (a),

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




(b) and (c) of this paragraph 7 shall be reinstated and continued in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IGG INTERNATIONAL, INC.


By: _____________________________  _____________________________________
    David Platt, CEO               James C. Czirr
     Chief Executive Officer


By: _____________________________
     Bradley J. Carver
     President

                       COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss.

     On the ___ day of _____________, 1996, before me came David Platt, to me known, who being duly sworn, did depose and say that he is the Chief Executive Officer of IGG International, Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized by all necessary corporate action to execute the foregoing instrument and that he executed the foregoing instrument on behalf of said corporation as his free act and deed.

                                        _______________________________________
                                        Notary Public
                                        My Commission Expires:


                       COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss.

     On the ___ day of _____________, 1996, before me came Bradley J. Carver, to me known, who being duly sworn, did depose and say that he is the President of IGG International, Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized by all necessary corporate action to execute the foregoing instrument and that he executed the foregoing instrument on behalf of said corporation as his free act and deed.

                                        __________________________
                                        Notary Public
                                        My Commission Expires:

                              STATE OF IDAHO

COUNTY OF _____________, ss.

     On the ___ day of ______________, 1996, before me personally appeared James C. Czirr, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

                                        _______________________________________
                                        Notary Public
                                        My Commission Expires: